EXHIBIT 10.1

November 17, 2005

James M. Andres
2325 Lower Lake Road
Seneca Falls, New York 13148

Dear Mr. Andres,

This letter will constitute the agreement (“Agreement”) between you and Genesee & Wyoming Railroad Services, Inc. (the “Employer”) on the terms of your resignation from employment with the Employer.

Your resignation will be effective November 17, 2005, and your employment will terminate as of that date. You will be paid your earned salary through the date of your resignation. Although you are not otherwise entitled to it, in consideration of your acceptance of this Agreement, the Employer will provide you with a severance payment of Eighty Five Thousand and 00/100 dollars ($85,000.00), less required payroll deductions, to be paid in equal installments in accordance with the Employer’s regular payroll schedule, beginning no sooner than the “effective date” of this Agreement as defined below. This payment represents the equivalent of 26 weeks salary.

Your medical, dental and life insurances will be extended until May 31, 2006 which is 6 months additional coverage. You will receive under separate cover information regarding your rights to health care and life insurance continuation at that time. To the extent that you have such rights, nothing in this Agreement will impair those rights.

The Employer will make a lump sum payment to you in the amount of Twenty Thousand One Hundred Eighty-seven and 48/100 dollars ($20,187.48), less required payroll deductions, for the balance of 2004/2005 earned but unused vacation. All of your other benefits will cease November 17, 2005 and you will not be eligible for 401(k) participation for any payments made which are listed above. You agree that you have otherwise received all wages, benefits, and compensation due by virtue of your employment.

You agree that you have returned or will return immediately to the Employer any Employer property you may have, including any information about the Employer’s operations, practices, and procedures.

In consideration of the payments listed above, and the Employer’s decision to continue your health insurance as set forth herein, you agree to execute and be bound by this Agreement and the Release attached to this Agreement as Attachment A.

You will not, unless required or otherwise permitted by law, disclose to others any confidential information or records, trade information, employee information, financial information, plans, projections data, formulae, specifications and other trade secrets of the Employer to any person outside of employees of the Employer. All records, files, disks, data, employee information, drawings, documents, models, equipment and the like relating to the businesses of the Employer, which you have used, prepared or come in contact with during you employment shall be and remain the sole property of the Employer and shall not be removed from the premises of the Employer without its written consent. You agree that any such property in your possession, and all copies thereof, will be returned to the Employer immediately.

In addition and in further consideration, the parties hereby agree that in the event of the commencement or continuation of any action in violation of this Agreement and the Release, this Agreement and the Release may be pleaded as a complete defense to any such action, and may be asserted by way of counterclaim or cross-claim in such action.

In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Employer will be entitled, at its option, to recover the benefits paid above and to obtain all other relief provided by law or equity.

This Agreement and the Release is intended, and shall be deemed, to be the complete and exclusive statement of the terms of the agreement between the parties. This Agreement and Release supercedes any previous agreements the parties may have had respecting this subject matter.

The Supreme Court of the State of New York, County of Monroe, is hereby designated as the exclusive venue and jurisdiction to enforce this Agreement and the Release, and the parties hereby waive any right to commence enforcement proceedings in any other venue or forum.

You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign this Agreement. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

In accordance with the Older Workers Benefit Protection Act, you have up to 21 days from receipt of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days.

To accept the Agreement, please date and sign this letter and return it to me. Please also date and sign the Release attached as Attachment A. (An extra copy for your files is enclosed.) Once you do so, you still have an additional seven (7) calendar days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. If you do not revoke, the eighth calendar day after the date of your acceptance will be the “effective date” of the Agreement.

If you have any questions regarding this Agreement and/or Release, do not hesitate to contact me.

Genesee & Wyoming Railroad Services, Inc.

By:     /s/ T.J. Gallagher
T. J. Gallagher
Chief Financial Officer

Enclosure

In signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice, that I have read this Agreement and understand the terms of the Agreement, and that I voluntarily agree to them.

/s/ James M. Andres
James M. Andres

December 8, 2005
Dated

Release

In consideration for Genesee & Wyoming Railroad Services, Inc.’s (the “Employer”) agreement to undertake the obligations set forth in the attached Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, James M. Andres (the “Employee”) his heirs, executors, administrators, personal representatives, successors, and assigns, hereby unconditionally agree that by signing this Release he will give up his right to bring any legal claim against the Employer of any nature. The claims that he is giving up include, but are not limited to, claims related in any way, directly or indirectly, to his employment relationship with the Employer, including those relating to any contract for past employment, any failure to offer employment, any representations or commitments made by the Employer regarding future employment and his separation from employment. This Release is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that the Employee may have against the Employer, except as specifically provided otherwise in this Release.

Specifically, the Employee agrees to fully and forever release all of his legal rights and claims against the Employer, whether or not presently known to him and including future legal rights and claims if based in whole or in part on acts or omissions occurring before he delivers this signed Release to the Employer. The Employee agrees that the legal rights and claims that he is giving up include, but are not limited to, his rights, if any, under all State and federal statutes that protect him from discrimination in employment, such as the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Equal Pay Act, the New York Human Rights Law, the Connecticut Civil Rights Law, the Connecticut Fair Employment Practices Act, and any similar State or local statute, regulation or order. The Employee also agrees that the legal rights and claims that he is giving up include his rights, if any, for unpaid wages or benefits under all State and federal statutes such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act (ERISA), the New York Labor Law and any similar State or local statute, regulation or order. The Employee agrees that the legal rights and claims that he is giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation. He also agrees that he is giving up and forever releasing any right that he may have to attorneys’ fees for any of the foregoing rights and claims.

The Employee agrees that this Release applies not only to the Employer, but also to the Employer’s predecessors, and past, current and future subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns. He also agrees that this Release may be used as a complete defense in the future if he brings any claim that he has released herein.

The claims that the Employee is giving up and releasing do not include his vested rights, if any, under any qualified retirement plan in which he participates, and his COBRA, unemployment compensation and worker’s compensation rights, if any. Nothing in this Release shall be construed to constitute a waiver of (a) any claims the Employee may have against the Employer that arise from acts or omissions that occur after the effective date of this Release, (b) the Employee’s right to file an administrative charge with any governmental agency concerning employment with the Employer where such waiver is prohibited by law, or (c) the Employee’s right to participate in any administrative or court investigation, hearing or proceeding. The Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any such administrative charge or proceeding. In addition, this release does not affect the Employee’s rights as expressly created by this Release, and does not limit his ability to enforce this Release.

The Employee is hereby advised to consult with an attorney before he signs the Agreement and Release.

The Employee also understands that he may take twenty-one (21) days from the date that this Release is provided to him to consider it before signing and returning it to the Employer. The Employee may revoke this Release by asking for its return within seven (7) days of the date of his signature below. If the Employee does not revoke this Release within seven (7) days, it shall be binding upon him.

/s/ JAMES M. ANDRES

December 8, 2005
Date